EXHIBIT 10.2
EXECUTION COPY

RECEIVABLES SALE AND CONTRIBUTION AGREEMENT

by and between

T-MOBILE PCS HOLDINGS LLC
as Seller
and
T-MOBILE AIRTIME FUNDING LLC
as Purchaser

Dated as of February 26, 2014

2

i

ii

This RECEIVABLES SALE AND CONTRIBUTION AGREEMENT, dated as of February 26, 2014 (this “Agreement”), is made by and between T-Mobile PCS Holdings LLC, a Delaware limited liability company (“T-Mobile PCS Holdings”), as the transferor hereunder in respect of Receivables and Related Rights purchased by it from the Originators under the Conveyancing Agreement), and T-Mobile Airtime Funding LLC, a Delaware limited liability company (the “Funding Purchaser”), as transferee with respect to the Receivables and Related Rights conveyed from time to time by T-Mobile PCS Holdings hereunder.
WHEREAS, on the date hereof, T-Mobile PCS Holdings, as purchaser, shall enter into the Receivables Sale and Conveyancing Agreement (as amended from time to time, the “Conveyancing Agreement”), with T-Mobile West LLC, T-Mobile Central LLC, T-Mobile Northeast LLC and T-Mobile South LLC (collectively, the “Originators”), as the sellers thereunder. Pursuant to the Conveyancing Agreement, immediately prior to the sales that shall take place hereunder on the Closing Date and each Business Day thereafter prior to the Facility Termination Date, T-Mobile PCS Holdings shall purchase such Receivables and Related Rights from the Originators; and
WHEREAS, T-Mobile PCS Holdings and the Funding Purchaser wish to set forth the terms and conditions pursuant to which the Funding Purchaser will from time to time acquire Receivables and Related Rights from T-Mobile PCS Holdings hereunder;
NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS
Section 1.01    General. Unless otherwise specifically defined in this Agreement, capitalized terms used herein (including in the preamble above) shall have the meanings assigned to them in the Master Receivables Purchase Agreement, dated as of February 26, 2014 (as amended from time to time, the “Receivables Purchase Agreement”), among the Funding Purchaser, as seller, Billing Gate One LLC (“Billing Gate One”), as purchaser, T-Mobile PCS Holdings, as servicer, Landesbank Hessen-Thüringen Girozentrale, a public law corporation incorporated under the laws of Germany, as bank purchasing agent, and T-Mobile US, Inc., as performance guarantor.
Section 1.02    Additional Specific Defined Terms. In addition, when used herein, the following terms shall have the following specified meanings:
“Aggregate Receivables Deferred Purchase Price” means, as of any date of determination, the aggregate of each Receivables Deferred Purchase Price paid by the Funding Purchaser for each Receivable on or prior to such date of determination.
“Collections” means, with respect to any Receivable, any cash payments (or equivalent) made by or on behalf of the related Obligor with respect to such Receivable as a payment thereon and any other cash proceeds of such Receivables, including cash proceeds of Related Rights with respect to such Receivables.
“Excess Funds” shall have the meaning specified in Section 6.04.
“Incipient Written-Off Receivable” shall have the meaning specified in Section 5.02.
“Insolvency Law” means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.
“Maximum Aggregate Receivables Deferred Purchase Price” means, as of any date of determination, an amount equal to the lesser of $100,000,000 and 10% of the aggregate amount of Receivables (based upon Purchase Price) purchased in the five (5) months ended immediately prior to such date.
“Purchase Date” means, with respect to a Receivable, the date on which such Receivable is acquired, or purported to be acquired, by the Funding Purchaser from T-Mobile PCS Holdings in accordance with the terms of this Agreement.
“Receivables Deferred Purchase Price” means, as of any date of determination, amounts owing by the Funding Purchaser to T-Mobile PCS Holdings with respect to purchases of Receivables hereunder which have not been paid in cash by the Funding Purchaser on or prior to such date of determination.

“Related Rights” means all of T-Mobile PCS Holdings’ right, title and interest in, to and under (a) the Transaction Documents, (b) the Collection Account and (c) without limiting the foregoing, with respect to any Receivable, all of the related Originators’ and T-Mobile PCS Holdings’ respective right, title and interest in, to and under:

(A)
all security interests, hypothecations, reservations of ownership, liens or other adverse claims and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the contract pursuant to which such Receivable was originated, together with all financing statements, registrations, hypothecations, charges or other similar filings or instruments against an Obligor and all security agreements describing any collateral securing such Receivable, if any;

(B)
all guarantees, insurance policies and other agreements or arrangements of whatsoever character from time to time supporting of such Receivable whether pursuant to the contract pursuant to which such Receivable was originated, including any obligation of any party under the Transaction Documents to promptly deposit amounts received in respect of Collections to an account;

(C)	all Collections with respect to such Receivable; and

(D)	all proceeds of the foregoing.
“Section 2.5 Amounts” shall have the meaning specified in Section 5.01.
ARTICLE II

TRANSFERS OF RECEIVABLES AND RELATED RIGHTS
Section 2.01    Conveyance of the Receivables and Related Rights.
(a)    Subject to the terms and conditions set forth in this Agreement, T-Mobile PCS Holdings on the Closing Date and each Business Day shall sell, transfer, assign, set-over and otherwise convey, and the Funding Purchaser shall purchase or accept as a capital contribution, as set forth in Section 2.01(c), all of T-Mobile PCS Holdings’ right, title and interest in and to the Eligible Receivables purchased from the Originators and not previously sold to the Funding Purchaser, and all associated Related Rights (including all Collections associated with the foregoing). Each such sale, transfer, assignment, set-over and conveyance shall be executed without recourse (other than as expressly provided herein). Immediately prior to the sales contemplated hereunder, T-Mobile PCS Holdings will acquire the Receivables from the Originators pursuant to the terms of the Conveyancing Agreement
(b)    The sales, transfers, assignments, set-overs and conveyances described above shall be made in consideration of the Funding Purchaser’s payment, in respect of each such Receivable and Related Rights, of a purchase price (the “Purchase Price”) therefor in an amount equal to the face value of the Receivable as of the Purchase Date or any other amount at least equal to the fair market value thereof that is mutually agreed upon by T-Mobile PCS

Holdings and the Funding Purchaser as of the Purchase Date (as determined by T-Mobile PCS Holdings and the Funding Purchaser in their reasonable discretion computed by taking into account factors such as historical losses, servicing fees, delinquencies and paydown rates, yield and such other factors as T-Mobile PCS Holdings and the Funding Purchaser mutually agree).
(c)    The Purchase Price for Receivables and associated Related Rights purchased by the Funding Purchaser from T-Mobile PCS Holdings shall be paid by the Funding Purchaser on each date of purchase as follows:
(i)    to the extent available for such purpose, in cash held by the Funding Purchaser; and
(ii)    to the extent that available cash on such date of purchase is less than the Purchase Price, by, at the discretion of T-Mobile PCS Holdings, either: (a) an increase in the Receivables Deferred Purchase Price up to the Maximum Aggregate Receivables Deferred Purchase Price, or (b) a capital contribution by T-Mobile PCS Holdings to the Funding Purchaser in respect of T-Mobile PCS Holdings’ sole membership interest in the Funding Purchaser, deemed a concurrent assignment and conveyance thereof, in an amount equal to the amounts that remain payable for purchases by the Funding Purchaser following the application of clauses (i) and (ii)(a).
(d)    To the extent that, after cash is paid by the Funding Purchaser to T-Mobile PCS Holdings pursuant to the terms of Section 2.01(c)(i), the Funding Purchaser has any remaining cash, such remaining cash will be applied by the parties to decrease the outstanding Deferred Purchase Price by such available amount.
(e)    The foregoing assignments, transfers, set-overs, and conveyances do not constitute and are not intended to result in a creation or an assumption by the Funding Purchaser of any obligation of T-Mobile PCS Holdings or the applicable Originator in connection with the Receivables and Related Rights being so assigned or conveyed, or any agreement or instrument relating thereto, including, without limitation, (i) any obligation to any Obligor and (ii) any taxes, fees, or other charges imposed by any Governmental Authority.
(f)    From time to time on any date and in their discretion, T-Mobile PCS Holdings shall have the power to convert all (or a portion) of the Receivables Deferred Purchase Price owed by the Funding Purchaser to T-Mobile PCS Holdings on such date into a capital contribution from T-Mobile PCS Holdings to the Funding Purchaser in respect of T-Mobile PCS Holdings’ sole membership interest in the Funding Purchaser.
(g)    The parties hereto intend and agree that any conveyance hereunder is intended to be a conveyance and transfer of ownership of the Receivables and Related Rights and that such Receivables and Related Rights shall not be part of T-Mobile PCS Holdings’ estate in the event of the filing of a bankruptcy petition or other action by or against any such Person under any Insolvency Law. In the event, however, that notwithstanding such intent and agreement, a conveyance contemplated hereby is determined not to be a conveyance of ownership, T-Mobile PCS Holdings hereby grants and assigns to the Funding Purchaser a perfected first priority security interest in such Receivables and Related Rights and (ii) all income from and proceeds of the foregoing, and this Agreement, shall constitute a security agreement under applicable law, securing (i) the obligations of T-Mobile PCS Holdings to the Funding Purchaser hereunder. If such conveyance is deemed to be the mere granting of a security interest to secure a borrowing, the Funding Purchaser may, to secure the Funding Purchaser’s own borrowing under the Receivables Purchase Agreement (to the extent that the transfer of Receivables thereunder is deemed to be a mere granting of security interest to secure a borrowing), repledge and reassign (i) all or a portion of the Receivables and the Related Rights thereunder pledged to the Funding Purchaser and not released from the security interest of this Agreement at the time of such pledge and assignment and (ii) all income from and proceeds of the foregoing. Such repledge and reassignment may be made by the Funding Purchaser with or without a repledge and reassignment by T-Mobile PCS Holdings of its rights under this Agreement, and without further notice to or acknowledgment from T-Mobile PCS Holdings or any other Person. T-Mobile PCS Holdings waives, to the extent permitted by applicable law, all claims, causes of action and remedies, whether legal or equitable (including any right of setoff), against the Funding Purchaser or any Purchasing Entity relating to such action by the Funding Purchaser in connection with the transactions contemplated by the Receivables Purchase Agreement and the other Transaction Documents.
Section 2.02    Assignment of Agreement. The Funding Purchaser has the right to assign its interest under this Agreement to Billing Gate One as required to effect the purposes of the Receivables Purchase Agreement and the other Transaction Documents, without further notice to, or consent of, T-Mobile PCS Holdings, and Billing Gate One (together with the other Purchasing Entities) shall succeed to such of the rights of the Funding Purchaser hereunder as shall be so assigned. T-Mobile PCS Holdings acknowledges that, pursuant to the Receivables Purchase Agreement, the Funding Purchaser will assign all of its right, title and interest in and to all Receivables and Related Rights and its rights hereunder against T-Mobile PCS Holdings hereunder, to Billing Gate One, and that Billing Gate One may further convey such interests and rights pursuant to the Transaction Documents to the other Purchasing Entities. T-Mobile PCS Holdings agrees that, upon such assignment to Billing Gate One, such interests and rights will run to and be for the benefit of Billing Gate One (and the other Purchasing Entities) and that Billing Gate One (and/or the other Purchasing Entities) may enforce directly, without joinder of T-Mobile PCS Holdings, its rights or interests hereunder in respect of the Receivables and Related Rights so conveyed. T-Mobile PCS Holdings agrees that the Bank Purchasing Agent shall have the right to enforce this Agreement and each other Transaction Document and to exercise directly all of the Funding Purchaser’s rights and remedies under this Agreement and each other Transaction Document (including the right to give or withhold any consents or approvals of the Funding Purchaser to be given or withheld hereunder), and T-Mobile PCS Holdings agrees to cooperate fully with the Bank Purchasing Agent in the exercise of such rights and remedies. T-Mobile PCS Holdings further agrees to give the Bank Purchasing Agent copies of all notices and reports it is required to give to the Funding Purchaser hereunder.
ARTICLE III

REPRESENTATIONS AND WARRANTIES
T-Mobile PCS Holdings, upon execution and delivery of this Agreement by T-Mobile PCS Holdings in respect of conveyances hereunder, and on each Purchase Date, makes the following representations and warranties, on which the Funding Purchaser (and the other Purchasing Entities) will rely in purchasing and accepting conveyance of the Receivables and Related Rights on the relevant Purchase Date. Such representations and warranties (unless expressly stated otherwise) speak as of the relevant Purchase Date, but shall survive the conveyance of the Receivables and Related Rights to the Funding Purchaser pursuant to the Receivables Purchase Agreement.
Section 3.01    Representations and Warranties.
(a)    Organization and Good Standing. T-Mobile PCS Holdings is a limited liability company duly organized, validly existing and in good standing under the laws of the State of its formation, and has the limited liability power to own its assets and to transact the business in which it is currently engaged. T-Mobile PCS Holdings is duly qualified to do business as a foreign company and is in good standing in each jurisdiction in which the character of the business transacted by it or properties owned or leased by it requires such qualification and in which the failure so to qualify could reasonably be expected to have a material adverse effect on the business, properties, assets, or condition (financial or otherwise) of T-Mobile PCS Holdings or the Funding Purchaser or T-Mobile PCS Holdings’ ability to perform its duties hereunder. T-Mobile PCS Holdings is properly licensed in each jurisdiction to the extent required by the laws of such jurisdiction in order to originate, acquire or own, and (if T-Mobile PCS Holdings is to be the Servicer or a permitted subservicer of the Servicer) service the Receivables in accordance with the terms of the Receivables Purchase Agreement.
(b)    Authorization; Binding Obligation. T-Mobile PCS Holdings has the power and authority to make, execute, deliver and perform this Agreement and the other Transaction Documents to which T-Mobile PCS Holdings is a party and all of the transactions contemplated under this Agreement and the other Transaction Documents to which T-Mobile PCS Holdings is a party, and has taken all necessary limited liability company action to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents to which T-Mobile PCS Holdings is a party. This Agreement and the other Transaction Documents to which T-Mobile PCS Holdings is a party have been duly executed and delivered by T-Mobile PCS Holdings and constitute the legal, valid and binding obligation of T-Mobile PCS Holdings, enforceable in accordance with their terms, except as enforcement of such terms may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally, any applicable law imposing limitations upon, or otherwise affecting, the availability or enforcement of rights to indemnification hereunder, and by the availability of equitable remedies.
(c)    No Consent Required. T-Mobile PCS Holdings is not required to obtain the consent of any other Person or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement and the other Transaction Documents to which T-Mobile PCS Holdings is a party.
(d)    No Violations. T-Mobile PCS Holdings’ execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party will not violate any provision of any existing law or regulation or any order or decree of any court or the certificate of formation or limited liability company agreement of T-Mobile PCS Holdings, or constitute a material breach of any mortgage, indenture, contract or other agreement to which T-Mobile PCS Holdings is a party or by which it or any of its properties may be bound.
(e)    Taxes. T-Mobile PCS Holdings has filed all income tax and other material tax returns required to be filed in the normal course of its business and has paid or made adequate provisions for the payment of all taxes, assessments and other governmental charges due from T-Mobile PCS Holdings or is contesting any such tax, assessment or other governmental charge in good faith through appropriate proceedings, (ii) no tax lien has been filed with respect thereto, and (iii) no claim is being asserted with respect to any such tax, fee or other charge.
(f)    No Changes. T-Mobile PCS Holdings has not changed its name as set forth in the Receivables Purchase Agreement, whether by amendment of its limited liability company agreement or other applicable corporate chartering instrument, by reorganization or otherwise, within the four months preceding the relevant Purchase Date and is not known by and does not use any tradenames or doing-business-as names. T-Mobile PCS Holdings has not changed the jurisdiction of its organization within the four months preceding date hereof.
(g)    Solvency. T-Mobile PCS Holdings, on the date of and after giving effect to conveyances made hereunder, is solvent and will not be subject to a Bankruptcy Event. No event has occurred and is continuing, or would result from any purchase by the Funding Purchaser of Receivables from T-Mobile PCS Holdings or the application of the proceeds therefrom, which constitutes a Bankruptcy Event.
(h)    Investment Company. T-Mobile PCS Holdings is not an “investment company” under, and as defined in, the Investment Company Act of 1940, as amended.
(i)    Antecedent Debt. The sale of Receivables by T-Mobile PCS Holdings to the Funding Purchaser pursuant to this Agreement, and all other transactions between T-Mobile PCS Holdings and the Funding Purchaser, have been and will be made in good faith and without intent to hinder, delay or defraud creditors of T-Mobile PCS Holdings or any other member of the T-Mobile Group.
(j)    Compliance with Laws. T-Mobile PCS Holdings has not breached any material laws applicable to it or its business or property that could reasonably be expected to result in a Material Adverse Change with respect to T-Mobile PCS Holdings.
(k)    Taxes. T-Mobile PCS Holdings is not required to account to any governmental body or agency for any value added or other similar tax in respect of the assignment by T-Mobile PCS Holdings of any Receivable and no withholding or other tax is deductible or payable on any payment made by any Obligor with respect to any Receivable. All sales, excise or other taxes with respect to the goods, insurance or services that are the subject of any Contract for a Receivable have been paid as and when due unless such amounts are being disputed in good faith.

(l)    No Deductions. T-Mobile PCS Holdings is not required to make any deduction for or on account of taxes from any payment made by it under a Transaction Document.
(m)    UCC Financing Statement. Duly completed and sufficient UCC financing statements covering all Receivables and Related Rights sold by T-Mobile PCS Holdings to the Funding Purchaser hereunder have been filed with the Secretary of State of the state in which such T-Mobile PCS Holdings is organized or otherwise “located” for purposes of the UCC, naming T-Mobile PCS Holdings as debtor, the Funding Purchaser as secured party, and Billing Gate One as assignee of the secured party, in each case as may be necessary under the UCC in order to perfect the Bank Purchasing Agent’s interest in the Purchased Receivables.
(n)    ERISA. T-Mobile PCS Holdings is not an employee benefit plan that is subject to Title I of ERISA or Section 4975 of the Code or a “benefit plan investor” as defined in Section 3(42) of ERISA and T-Mobile PCS Holdings shall not use the assets of an employee benefit plan that is subject to Title I of ERISA or Section 4975 of the Code or any “benefit plan investor” as defined in Section 3(42) of ERISA to discharge any of its obligations under this Agreement.
(o)    Ownership. Upon each purchase of Receivables hereunder, the Funding Purchaser shall acquire (i) a valid and perfected ownership interest in each such Receivable and all identifiable cash proceeds thereof and (ii) valid ownership interest in all Related Rights with respect thereto.
(p)    No Financing Statements. No effective financing statement or other instrument similar in effect covering any Contract or any Receivable or the Related Rights or Collections with respect thereto is on file in any recording office, except those filed in favor of, or assigned to, the Bank Purchasing Agent relating to this Agreement and the other Transaction Documents.
(q)    Transfer of Receivables. Immediately preceding its sale of any Receivables to the Funding Purchaser, the Seller, was the owner of such Receivables, free and clear of any lien and after such sale of Receivables to the Funding Purchaser, the Funding Purchaser shall at all times have a valid ownership interest in the Receivables and ownership of the Receivables shall be vested in the Funding Purchaser. Upon the completion of the transfers from the Seller to the Funding Purchaser or otherwise, the parties intend that (i) the Funding Purchaser will be the legal owner of the Receivables (including the right to receive all payments due to or become due thereunder), (ii) the Funding Purchaser will have good title to the Receivables, and (iii) the Receivables will be free and clear of all liens.
(r)    Purchase in Good Faith. T-Mobile Funding shall take its interest in the Receivables in good faith, for value, and without notice or knowledge of any adverse claims, liens, or encumbrances or any defense against payment of or claim to the Receivables on the part of any person.
(s)    Information True and Correct. To the extent that information furnished hereunder is ultimately shared with and relied upon by the Bank Purchasers, all such information and each exhibit, financial statement, document, book, record or report furnished at any time by or on behalf of T-Mobile PCS Holdings to the Funding Purchaser in connection with this Agreement is true, complete and accurate in all material respects as of its date or as of the date so furnished, and, as of such date, no such document contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.
(t)    Place of Business. The principal place of business and chief executive office of T-Mobile PCS Holdings and the office where the Seller keeps its records concerning the Receivables are located at the address identified in Section 6.03.
(u)    Separateness from the Funding Purchaser. T-Mobile PCS Holdings is, and all times since its organization has been, operated in such a manner that it would not be substantively consolidated with the Funding Seller and such that the separate existence of the Funding Seller would not be disregarded in the event of a bankruptcy or insolvency of T-Mobile PCS Holdings.
Section 3.02    Receivables Representations and Warranties. The representations and warranties set forth in Section 6.3 of the Receivables Purchase Agreement are true and correct as of the relevant Purchase Date with respect to the Receivables being conveyed to the Funding Purchaser on such date.
ARTICLE IV

PERFECTION OF TRANSFER AND PROTECTION
OF SECURITY INTERESTS
Section 4.01    Filing. On or prior to the initial Closing Date, T-Mobile PCS Holdings shall cause the UCC financing statement(s) required or contemplated to be filed with respect to it in the relevant provisions of the Transaction Documents to be filed, and from time to time T-Mobile PCS Holdings shall take or cause to be taken such actions and execute such documents as are necessary or desirable or as the Funding Purchaser (or the other Purchasing Entities) may reasonably request to perfect and protect any such party's interest herein and in the Receivables and the Related Rights and the Collections associated therewith against all other Persons, including, without limitation, the filing of financing statements, amendments thereto and continuation statements, the execution of transfer instruments and the making of notations on or taking possession of all records or documents of title.
Section 4.02    Name Change or Reorganization.
(a)    Until the occurrence of the Final Termination Date, T-Mobile PCS Holdings shall not change its name, type of organization or organizational jurisdiction for which financing statements have been filed in accordance with the Transaction Documents, without first giving at least thirty (30) days' prior written notice to the Funding Purchaser and the Bank Purchasing Agent.
(b)    If any change in T-Mobile PCS Holdings’ name, type of organization or organizational jurisdiction or other action would make any financing or continuation statement or notice of ownership interest or lien filed in connection with any Transaction Document seriously misleading within the meaning of applicable provisions of the UCC or any title statute, or would otherwise impair the perfection of any lien contemplated hereunder or under any other Transaction Document, T-Mobile PCS Holdings, no later than 30 days after the effective date of such change, shall file such amendments as may be required to preserve and protect the Funding Purchaser’s (and any other Purchasing Entity’s) interests herein and in the Receivables and the Related Rights and the Collections associated therewith. In addition, T-Mobile PCS Holdings shall not change its organizational jurisdiction for which financing statements have been filed in accordance with the Transaction Documents, unless it has first taken such action as is necessary to preserve and protect the Funding Purchaser’s (and any other Purchasing Entity’s) interest in the Receivables.
Section 4.03    Sale Treatment. T-Mobile PCS Holdings and the Funding Purchaser, shall treat each conveyance of Receivables and Related Rights made hereunder for all purposes (including financial accounting purposes) as a sale and purchase, and in all events as a conveyance of ownership, on all of its relevant books, records, financial statements and other applicable documents. Notwithstanding anything to the contrary stated herein, T-Mobile PCS Holdings and the Funding Purchaser hereby agree that, except as otherwise required by applicable law, the conveyance of the Receivables and Related Rights made hereunder shall be treated as a loan by the Funding Purchaser to T-Mobile PCS Holdings of the proceeds of such conveyance for U.S. federal income tax purposes and state or local income tax and transactional tax purposes.
ARTICLE V
REMEDIES UPON MISREPRESENTATION
Section 5.01    Breach of Representations and Warranties and Dilutions. T-Mobile PCS Holdings hereby agrees, for the benefit of the Funding Purchaser and its permitted assignees under the Transaction Documents, that in the event that the Funding Purchaser, pursuant to Section 2.5 (Dilutions and Breaches of Representations) of the Receivables Purchase Agreement, is obligated to deposit funds into the Collection Account with respect to the Dilutions exceeding the Notional Dilution Reserve Amount or with respect to breaches of representations relating to Eligible Receivables (collectively, the “Section 2.5 Amounts”), T-Mobile PCS Holdings shall make a deposit of funds into the Collection Account in the amount of the Section 2.5 Amounts on behalf of the Funding Purchaser and in satisfaction of the Funding Purchaser’s obligations under Section 2.5 of the Receivables Purchase Agreement.
Section 5.02    Repurchases of Aged and Written-Off Receivables. In the event that the Funding Purchaser, pursuant to Section 5.1 of the Receivables Purchase Agreement, repurchases from the Purchaser Aged Receivables or Receivables that immediately prior to such repurchase will become Written-Off Receivables (each such Receivable, an “Incipient Written-Off Receivable”), then without further action on the part of T-Mobile PCS Holdings or the Funding Purchaser, such Aged Receivables or Incipient Written-Off Receivables or shall be immediately thereafter repurchased by T-Mobile PCS Holdings at a repurchase price equal to the original Purchase Price for such Receivable (an amount equal to (a) the Outstanding Balance of such Purchased Receivable on the date or repurchase minus (b) the Discount with respect to such

Purchased Receivable). Such repurchase prices shall be paid by T-Mobile PCS Holdings in cash to the Funding Purchaser. Such retransfers shall be made on the same date and on the same terms of the retransfers to take place under Section 5.1 of the Receivables Purchase Agreement. All such repurchases shall be made without recourse to, and without warranty of any kind by, the Funding Purchaser, and all representations and warranties are hereby expressly disclaimed.
Section 5.03    Reassignment of Repurchased Receivables. Upon payment of the amounts described in Section 5.01 or 5.02 herein, the Funding Purchaser shall assign to T-Mobile PCS Holdings all of the Funding Purchaser’s right, title and interest in the repurchased Receivables and Related Rights, in each case received and released from the Funding Purchaser in accordance with the Receivables Purchase Agreement, without recourse, representation or warranty.
ARTICLE VI
COVENANTS
Section 6.01    Compliance with Law. T-Mobile PCS Holdings will comply in all material respects with all applicable laws, rules, regulations and orders and preserve and maintain its existence, rights, franchises, qualifications, and privileges except to the extent that the failure so to comply with such laws, rules and regulations or the failure so to preserve and maintain such existence, rights, franchises, qualifications and privileges would not materially adversely affect the collectibility of the Receivables or the ability of T-Mobile PCS Holdings To perform its obligations under the Transaction Documents in all material respects.
Section 6.02    Performance of Contracts. T-Mobile PCS Holdings will timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy in regard to each Receivable and the related Contract.
Section 6.03    No Adverse Claims. T-Mobile PCS Holdings will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any Purchased Receivable or Related Rights, or assign any right to receive income in respect thereof, except to the extent arising under any Transaction Document. T-Mobile PCS Holdings shall not grant to any Person other than the Funding Purchaser (and the other Purchasing Entities) a security interest in (A) Collections prior to the time they are deposited in the Collection Account or distributed to the Funding Seller pursuant to Section 2.6 of the Receivables Purchase Agreement, or (B) Collections held in the Collection Account or the Collection Account itself.
Section 6.04    Modification of Receivables. Except as provided in Section 3.3 of the Receivables Purchase Agreement, T-Mobile PCS Holdings will not (i) extend the maturity or adjust the Outstanding Balance or otherwise modify the terms of any Receivable in a manner that would result in the Dilution of such Receivable or that would otherwise prevent such Receivable from being an Eligible Receivable unless, in each case, T-Mobile PCS Holdings shall have been deemed to have received a Collection in respect of such Receivable, or (ii) amend, modify or waive in any material respect any term or condition relating to payments under or enforcement of any Contract related thereto.
Section 6.05    Payment Instructions. T-Mobile PCS Holdings will instruct all Obligors to make payments with respect to the Receivables to a Payment Account and will not make or permit any change in the instructions to Obligors regarding payments to be made to a Payment Account, other than a change related solely to instructions to Obligors to pay to a new Payment Account which has been identified in writing to the Funding Purchaser (and the other Purchasing Entities).
Section 6.06    Marking of Records. At its expense, T-Mobile PCS Holdings will maintain records evidencing Receivables and related Contracts with a legend evidencing that such Receivables and related Contracts have been sold in accordance with this Agreement.
Section 6.07    Sales Tax. T-Mobile PCS Holdings will cause the Sellers under the Conveyancing Agreement to pay all sales, excise or other taxes with respect to the Receivables to the applicable taxing authority when due, and will, upon the request of the Bank Purchasing Agent, provide the Bank Purchasing Agent with evidence of such payment.
Section 6.08    Obligations of T-Mobile PCS Holdings. Except as otherwise expressly provided herein, the obligations of T-Mobile PCS Holdings to make the deposits and other payments contemplated by this Agreement are absolute and unconditional and all payments to be made by T-Mobile PCS Holdings under or in connection with this Agreement shall be made free and clear of, and T-Mobile PCS Holdings hereby irrevocably and unconditionally waives all rights of, any counterclaim, set-off, deduction or other analogous rights or defenses, in connection with such obligations, which it may have against the Funding Purchaser (or the other Purchasing Entities). All stamp, documentary, registration or similar duties or taxes, including withholding taxes and any penalties, additions, fines, surcharges or interest relating thereto, which are imposed or chargeable in connection with this Agreement shall be paid by T-Mobile PCS Holdings; provided that the Funding Purchaser (or any other Purchasing Entity) shall be entitled but not obliged to pay any such duties or taxes whereupon T-Mobile PCS Holdings shall on demand indemnify such party against those duties or taxes and against any costs and expenses so incurred by it in discharging them.
Section 6.09    Books of Account. At all times, T-Mobile PCS Holdings and the Funding Purchaser will maintain books of account, with the particulars of all monies, goods and effects belonging to or owing to T-Mobile PCS Holdings or the Funding Purchaser or paid, received, sold or purchased in the course of T-Mobile PCS Holdings’ or the Funding Purchaser’s business, and of all such other transactions, matters and things relating to the business of T-Mobile PCS Holdings or the Funding Purchaser.
Section 6.10    Corporate Existence; Merger or Consolidation.
(a)    Except as otherwise provided in this Section 6.11, T-Mobile PCS Holdings will keep in full force and effect its existence, rights and franchises as a limited liability company under the laws of its jurisdiction of formation, and T-Mobile PCS Holdings will obtain and preserve its qualification to do business as a foreign limited liability company in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, any Transaction Documents and any of the Receivables and Related Rights which have been conveyed under a Transaction Document, and to perform its duties under this Agreement.
(b)    Any Person into which T-Mobile PCS Holdings may be merged or consolidated, or any corporation resulting from such merger or consolidation to which T-Mobile PCS Holdings is a party, or any Person succeeding to the business of T-Mobile PCS Holdings, shall be successor to T-Mobile PCS Holdings hereunder, without execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.
(c)    T-Mobile PCS Holdings will remain the sole equitymember of the Funding Purchaser.
Section 6.11    Separate Existence.
(a)    Each of T-Mobile PCS Holdings and the Funding Purchaser shall hold itself out to the public as a legal entity separate and distinct from any other person and conduct its business solely in its own name in order not (i) to mislead others as to the identity with which such other party is transacting business, or (ii) to suggest that it is responsible for the debts of any third party (including any of its affiliates).
(b)    Each of T-Mobile PCS Holdings and Funding Purchaser will take no action with respect to Funding Purchaser or its assets that is inconsistent with statements made in clause (a).

ARTICLE VII
INDEMNITIES; CERTAIN OTHER AGREEMENTS
Section 7.01    T-Mobile PCS Holdings Indemnification. T-Mobile PCS Holdings hereby undertakes, in favor of the Funding Purchaser and the other Purchasing Entities, the Funding Purchaser’s indemnification obligations as set forth in Section 9 of the Receivables Purchase Agreement, mutatis mutandis, and agrees that any obligee in respect of such obligations may obtain satisfaction of such obligations directly from T-Mobile PCS Holdings without first resorting to the Funding Purchaser, in each case as if T-Mobile PCS Holdings had itself directly entered into such obligation in favor of such obligee.
Section 7.02    Operation of Indemnities. Indemnification under this Article VII shall include, without limitation, reasonable fees and expenses of counsel and expenses of litigation. If T-Mobile PCS Holdings has made any indemnity payments to the Funding Purchaser pursuant to this Article VII and the Funding Purchaser thereafter collects any of such amounts from others, the Funding Purchaser will repay such amounts collected to T-Mobile PCS Holdings, except that any payments received by the Funding Purchaser from an insurance provider as a result of the events under which T-Mobile PCS Holdings' indemnity payments arose shall be repaid prior to any repayment of T-Mobile PCS Holdings’ indemnity payment.

Section 7.03    Security Interests. T-Mobile PCS Holdings will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any lien on any Purchased Receivables or on any Related Rights, whether now existing or hereafter transferred to the Funding Purchaser, or any interest therein (except otherwise permitted in the Transfer Documents. T-Mobile PCS Holdings will immediately notify the Funding Purchaser of the existence of any lien on any Receivables or on any Related Rights; and T-Mobile PCS Holdings shall defend the right and interest of the Funding Purchaser in, to and under the Receivables and the Related Rights, against all claims of third parties; provided, however, that nothing in this Section 7.03 shall prevent or be deemed to prohibit repurchases by T-Mobile PCS Holdings pursuant to this Agreement.
Section 7.04    Application of Excess Funds. On each Business Day, to the extent that the Funding Purchaser has available cash that is not otherwise being used for repurchases of Written-Off Receivables, Aged Receivables, Receivables subject to a breach of representation relating to its status as an Eligible Receivable or Receivables subject to a Dilution pursuant to the terms hereof (such excess cash, “Excess Funds”), the Funding Purchaser shall use such Excess Funds to make the following purchases or allocations in the following order of priority:

(i)	pay to T-Mobile PCS Holdings, the Purchase Price for new Receivables pursuant to the terms and conditions of Article II hereof;

(ii)
to the extent any Excess Funds are remaining following the application of clause (i), decrease the Receivables Deferred Purchase Price by an amount equal to the lesser of the Receivables Deferred Purchase Price and such remaining Excess Funds; and

(iii)
to the extent any Excess Funds are remaining following the application of clauses (i) and (ii), make a dividend payment to T-Mobile PCS Holdings, in respect of T-Mobile PCS Holdings’ sole membership interest in the Funding Purchaser (so long as such dividend payment is not otherwise prohibited by the terms of the Receivables Purchase Agreement).

Section 7.05    Delivery of Collections. T-Mobile PCS Holdings agrees to pay to the Servicer promptly any misdirected Collections received by T-Mobile PCS Holdings in respect of the Receivables, for application in accordance with Section 4 of the Receivables Purchase Agreement.
Section 7.06    Separate Entity Existence. T-Mobile PCS Holdings shall cooperate with the Funding Purchaser in complying with, and as sole member of the Funding Purchaser agrees to cause the Funding Purchaser to comply with, in all material respects, the covenants of the Funding Purchaser set forth in Section 7 of the Receivables Purchase Agreement.
Section 7.07    Right of First Refusal. To the extent that the Funding Purchaser has elected to trigger the Funding Purchaser’s right of first refusal to repurchase Receivables from Billing Gate One under the Receivables Purchase Agreement (pursuant to Section 2.9(d) thereof), T-Mobile PCS Holdings or one (or more) of the Originators shall have a right of first refusal to repurchase such Receivables at the same price (and in the same manner) as set forth with respect to the Purchaser’s right of first refusal pursuant to Section 2.9(d) of the Receivables Purchase Agreement.
ARTICLE VIII
MISCELLANEOUS
Section 8.01    Amendment. This Agreement may be amended from time to time in writing by T-Mobile PCS Holdings and the Funding Purchaser.
Section 8.02    Notices. All notices, demands, certificates, requests and communications hereunder (“notices”) shall be in writing and shall be effective (a) upon receipt when sent through the U.S. mails, registered or certified mail, return receipt requested, postage prepaid, with such receipt to be effective the date of delivery indicated on the return receipt, or (b) one Business Day after delivery to an overnight courier, or (c) on the date personally delivered to an Authorized Officer of the party to which sent, or (d) on the date transmitted by legible telefax transmission with a confirmation or receipt, in all cases addressed to the recipient as follows:
(i)    If to T-Mobile PCS Holdings:
T-Mobile PCS Holdings LLC
12920 S.E. 38th Street
Bellevue, WA 98006
Attn: Vice President of Treasury
Facsimile: (425) 383-4840

With a Copy to:

T-Mobile USA, Inc.
12920 SE 38th Street
Bellevue, WA 98006
Attn: General Counsel

(ii)    If to the Funding Purchaser:
T-Mobile Airtime Funding LLC
12920 S.E. 38th Street
Bellevue, WA 98006
Attn: Vice President of Treasury
Facsimile: (425) 383-4840

With a Copy to:

T-Mobile USA, Inc.
12920 SE 38th Street

Bellevue, WA 98006
Attn: General Counsel

Each party hereto may, by notice given in accordance herewith to each of the other parties hereto, designate any further or different address to which subsequent notices shall be sent.
Section 8.03    Delivery of Collections. T-Mobile PCS Holdings agrees to pay to the Servicer promptly any misdirected Collections received in respect of the Receivables, for application in accordance with Section 2 of the Receivables Purchase Agreement.
Section 8.04    Merger and Integration. Except as specifically stated otherwise herein, this Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, written or oral, with respect to the subject matter hereof are superseded by this Agreement. This Agreement may not be modified, amended, waived, or supplemented except as provided herein.
Section 8.05    Headings. The headings herein are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.
Section 8.06    Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York.
Section 8.07    No Bankruptcy Petition. The parties hereto covenant and agree that, prior to the date that is one year and one day after the Final Termination Date, it will not institute against, or solicit or join in or cooperate with or encourage any Person to institute against, the Funding Purchaser or Billing Gate One, any bankruptcy, reorganization, arrangements, insolvency or liquidation proceedings or other similar proceedings under the laws of the United States or any state of the United States. This Section 8.07 will survive the termination of this Agreement.
Section 8.08    Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall for any reason whatsoever be held invalid or unenforceable, then such covenants, agreement, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.
Section 8.09    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Funding Purchaser (or any other Purchasing Entity) or T-Mobile PCS Holdings, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exhaustive (except to the extent specifically provided herein) of any other rights, remedies, powers or privileges provided by law.
Section 8.10    Counterparts. This Agreement may be executed in two or more counterparts including by telefax or electronic imaging transmission thereof (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.
Section 8.11    Other Agreements. The parties hereto agree that, to the extent the parties enter into other agreements relating to the transactions contemplated hereby, the terms and conditions of this Agreement and the other Transaction Documents shall govern any provisions herein which may be inconsistent with any provisions of the other agreements.
Section 8.12    JURISDICTION. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND ANY APPELLATE COURT HAVING JURISDICTION TO REVIEW THE JUDGMENTS THEREOF. EACH OF THE PARTIES HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS.
Section 8.13     WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE PARTIES HERETO EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, EACH OF THE PARTIES HERETO FURTHER AGREES THAT ITS RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OF THIS AGREEMENT OR A TRANSACTION DOCUMENT OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, AMENDMENTS AND RESTATEMENTS, OR MODIFICATIONS TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.
Section 8.14    Parties’ Agreement. The parties hereto, agree to the following terms and conditions: (i) on the Closing Date, T-Mobile PCS Holdings’ holds all of the outstanding membership interests of the Funding Purchaser, (ii) T-Mobile PCS Holdings shall, so long as this Agreement remains in effect, remain the sole member of the Funding Purchaser, (iii) the Funding Purchaser is a special and limited purpose limited liability company whose limited purpose reasonably relates to the telecommunications industry, and (iv) the transactions contemplated hereby shall constitute arms-length sales, assignments, conveyances, transfers and other dispositions of assets or rights by T-Mobile PCS Holdings to the Funding Purchaser.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

T-MOBILE AIRTIME FUNDING LLC By: /s/ Dirk Wehrse Name: Dirk Wehrse Title: Vice President, Treasury & Treausurer	T-MOBILE PCS HOLDINGS LLC By: /s/ J. Braxton Carter Name: J. Braxton Carter Title: Executive Vice President & Chief Financial Officer